                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               JARDEN CORPORATION

               (UNDER SECTION 242 OF THE GENERAL CORPORATION LAW)

The undersigned, being the Chief Financial Officer and Secretary of JARDEN
CORPORATION, a Delaware corporation, hereby certifies that:

1.   (a)  The name of the Corporation is JARDEN CORPORATION
          (the "Corporation").

     (b)  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 11, 2001, under the name of "Alltrista Reincorporation Mergersub, Inc.," and the original certificate of incorporation was restated on December 18,
          2001 (the "Restated Certificate of Incorporation"), and amendments to the Restated Certificate of Incorporation were subsequently duly filed and recorded.

2. The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Section A(1) of Article IV thereof and by substituting in lieu of said Section A(1) of Article IV the following new Section A(1) of
Article IV:

          "The total number of authorized capital stock of this Corporation shall be 155,000,000 shares, divided as follows: (i) 150,000,000 shares of Common Stock, par value $.01 per share, (the "Common
          Stock"), and (ii) 5,000,000 shares of Preferred Stock, par value $.01 per share, of which (a) 250,000 shall be designated as "Series A
          Junior Participating Preferred Stock", (b) 500,000 shall be designated as "Series B Convertible Participating Preferred Stock" and (c)
          300,000 shall be designated as "Series C Mandatory Convertible
          Participating Preferred Stock.""

3. The Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following text to the end of the definition of "Related
Party" in Section C(2) of Article VIII thereof:

          "Notwithstanding the foregoing, Warburg Pincus & Co. and Warburg
          Pincus Private Equity VIII, L.P. (together with the Affiliate funds who have signed a joinder in accordance with Section 1.4 of the
          Purchase Agreement, dated as of September 19, 2004, between the corporation and Warburg Pincus (the "Purchase Agreement") and the
          respective general partners, managers, managing members and similar such entities of such funds, collectively "Warburg Pincus") shall not be considered a Related Party; provided, however that, until the earlier of (1) October 8, 2009 and (2) if earlier, the date that the obligations set forth in Section 4.1 of the

          Purchase Agreement cease to apply (but only for such period as such
          Section 4.1 ceases to apply), Warburg Pincus shall be considered a
          Related Party if, together with its Affiliates and Associates, Warburg
          Pincus is, or as a result of such transaction would become, the beneficial owner of more than 30% of the outstanding Voting Stock.
          Notwithstanding anything to the contrary in this Restated Certificate of Incorporation, Voting Stock owned by any portfolio company in which
          Warburg Pincus has less than 50% voting control is deemed not to be beneficially owned by Warburg Pincus."

4. The aforesaid amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Jarden Corporation has caused this Certificate of
Amendment of the Restated Certificate of Incorporation, to be executed by its officer thereunto duly authorized this 9th day of June, 2005.

                                          JARDEN CORPORATION.

                                          By: /s/ Ian G.H. Ashken
                                              ----------------------------------
                                              Name: Ian G.H. Ashken
                                              Title: Chief Financial Officer and
                                                     Secretary